Exhibit 99.1

Contact: Geoffrey Buscher SBG Investor Relations 919-526-1444 IR@xerium.com

XERIUM TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

CONTINUES IMPROVEMENT MOMENTUM

RALEIGH, N.C., November 4, 2010 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, today reported results for its third quarter ended September 30, 2010.

“We continue to grow our business and expand our place in the market by developing products that satisfy our customers’ demand for value in their challenging operating environment,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “As the paper market continues to show signs of health, we are encouraged that more manufacturers are looking for ways to further boost efficiencies, reduce materials waste and keep inventories low. We are working very closely with our customers to be the supplier of choice by providing better value in order to increase market penetration as we continue to roll out high-ROI textiles and rolls products.”

THIRD QUARTER FINANCIAL HIGHLIGHTS

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Net sales for the 2010 third quarter were $135.9 million, a 4.3% increase from net sales for the 2009 third quarter of $130.3 million. Excluding currency effects shown in the table below, third quarter 2010 net sales increased 7.0% from the third quarter of 2009, with increases of 7.3% and 6.3% in the clothing and roll covers segments, respectively. See “Segment Information” below.

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Gross margins increased to $52.6 million for the third quarter of 2010 from $48.8 million for the third quarter of 2009, which represented a 7.8% increase. The Company’s operating expenses (selling, general and administrative, restructuring and impairments and research and development expenses) for the third quarter of 2010 increased by $3.0 million to $39.9 million, an 8.1% increase from operating expenses of $36.9 million in the 2009 third quarter. The increase is primarily the result of the following:

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Restructuring and impairment expenses increased by $1.5 million in the third quarter of 2010 as compared to the third quarter of 2009. The increase is primarily a result of a $2.1 million asset impairment in the third quarter of 2010 related to the Company’s mothballed Vietnam facility.

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Selling expenses increased by $1.0 million, primarily as a result of higher sales commissions and related expenses from increased sales volumes in the third quarter of 2010 as compared to third quarter of 2009.

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General and administrative expenses increased by $0.3 million in the 2010 third quarter as compared to the 2009 third quarter. The increase is primarily the result of (i) increased stock-based compensation and management incentive compensation of $1.5 million and (ii) a $1.4 million increase in provisions for doubtful accounts, primarily due to the absence in the third quarter of 2010 of a $1.6 million decrease recorded in the third quarter of 2009. These increases were partially offset by the absence in the third quarter of 2010 of $2.7 million of bank and related fees that were incurred in the third quarter of 2009 relating to initiatives undertaken to resolve the Company’s credit issues.

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Net loss for the third quarter of 2010 was $3.7 million or $0.24 per diluted share, compared to a net loss of $7.4 million or $3.02 per diluted share for the third quarter of 2009. As part of its recent plan of reorganization, the Company implemented a 20-to-1 reverse split of its common stock and accordingly, the effect of the split has been reflected retroactively for all periods presented.

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Adjusted EBITDA (as defined by the Company’s existing credit facility which was entered into on May 25, 2010) was $29.1 million for the third quarter of 2010. The definition of Adjusted EBITDA in 2010 is different than the definition in the Company’s prepetition credit facility which was used for 2009. Had the definition of Adjusted EBITDA for 2010 been in place for 2009, Adjusted EBITDA for the third quarter of 2009 would have been $27.9 million. See “Non-GAAP Financial Measures” below.

•	Cash on hand at September 30, 2010 was $32.5 million, compared to $33.3 million at June 30, 2010 and $21.8 million at September 30, 2009.

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Total bank debt at September 30, 2010 was $486.2 million, an increase of $12.4 million from $473.8 million at June 30, 2010, primarily as a result of unfavorable currency effects of $15.6 million, partially offset by principal payments of $3.2 million.

SEGMENT INFORMATION

The following table presents net sales for the third quarter of 2010 and 2009 by segment and the effect of currency on third quarter 2010 net sales:

(dollars in millions):

	Net Sales Three Months Ended September 30,		Increase in net sales from Q3 2009 to Q3 2010	Decrease in Q3 2010 net sales due to currency	Percent increase in net sales from Q3 2009 to Q3 2010
	2010	2009			Total	Excluding currency effects
Clothing	$90.3	$86.0	$4.3	($2.0)	5.0%	7.3%
Roll Covers	45.6	44.3	1.3	(1.5)	2.9%	6.3%

Total	$135.9	$130.3	$5.6	($3.5)	4.3%	7.0%

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Friday, November 5, 2010
Start Time:	9:00 a.m. Eastern Time
Domestic Dial-In:	+1-800-901-5217
International Dial-In:	+1-617-786-2964
Passcode:	92087690
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our revenues and profitability could be adversely affected by fluctuations in interest rates and currency exchange rates; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate or not at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our manufacturing facilities may be required to operate at or near capacity, which could negatively affect our production facilities, customer order lead time, product quality and labor relations; (6) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-Q for the quarter ended June 30, 2010, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations—(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$135,899	$130,308	$403,741	$367,654
Costs and expenses:
Cost of products sold	83,258	81,520	247,671	228,956
Selling	18,043	16,991	53,986	49,574
General and administrative	15,652	15,428	60,097	35,100
Restructuring and impairments	3,322	1,754	7,433	2,894
Research and development	2,887	2,708	8,707	8,168

	123,162	118,401	377,894	324,692

Income from operations	12,737	11,907	25,847	42,962
Interest expense	(12,330)	(16,651)	(45,366)	(48,899)
Interest income	310	226	837	947
Foreign exchange gain (loss)	744	561	736	(225)

Income (loss) before reorganization items and provision for income taxes	1,461	(3,957)	(17,946)	(5,215)
Reorganization items	799	—	44,374	—
Provision for income taxes	4,318	3,424	11,504	10,013

Net loss	$(3,656)	$(7,381)	$(73,824)	$(15,228)

Net loss per share:
Basic and diluted	$(0.24)	$(3.02)	$(8.84)	$(6.23)

Shares used in computing net loss per share:
Basic and diluted	14,970,050	2,444,149	8,350,635	2,444,913

Condensed Consolidated Selected Financial Data

	Nine Months Ended September 30,
(in thousands)	2010	2009

Balance sheet data (at end of period):
Cash and cash equivalents	$32,487	$21,816
Total assets	694,865	784,456
Senior debt	479,887	591,471
Total debt	486,221	628,554
Total stockholders’ equity (deficit)	19,683	(23,456)

Cash flow data:
Net cash provided by operating activities	$3,465	$3,789
Net cash used in investing activities	(29,639)	(8,659)
Net cash provided by (used in) financing activities	35,534	(9,314)

Other financial data:
Depreciation and amortization	$30,763	$30,769
Capital expenditures	14,405	13,970

NON-GAAP LIQUIDITY MEASURES

The Company uses EBITDA and Adjusted EBITDA as supplementary non-GAAP liquidity measures to assist in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The Amended and Restated Credit Facility includes covenants based on Adjusted EBITDA. If the Company’s Adjusted EBITDA declines below certain levels, the Company will violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

Adjusted EBITDA is defined in the Amended and Restated Credit Facility as the total of (A) Consolidated Net Income, as defined below, plus (B), without duplication, to the extent that any of the following were deducted in computing consolidated net income: (i) provision for taxes based on income or profits, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, not to exceed $15 million in fiscal year 2010, $6 million in fiscal year 2011, and $5 million in any of the 2012, 2013, 2014 or 2015 fiscal years, (vi) consolidated financial restructuring costs, not to exceed $30 million for fiscal year 2010, (vii) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (viii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (ix) non-cash items related to a change in or adoption of accounting policies, (x) expenses incurred as a result of the repurchase, redemption or retention by the Company of common stock earned under equity compensation programs solely in order to make withholding tax payments, and (xi) amortization or write-offs of deferred financing costs, minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vii), (viii) and (ix) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated Net Income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining Consolidated Net Income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the Amended and Restated Credit Facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

The following table provides a reconciliation from net loss, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA. The three and nine months ended September 30, 2010 are presented based on the Adjusted EBITDA definitions in the Amended and Restated Credit Facility. The three and nine months ended September 30, 2009 are presented based on the Adjusted EBITDA definitions in effect under the credit agreement at that time. Had the definitions in the Amended and Restated Credit Facility been in place for 2009, Adjusted EBITDA for the three and nine months ended September 30, 2009 would have increased by $2,820,000 and $3,983,000 respectively, as per discussion in (A) through (F) below.

	Three Months Ended September 30,
(in thousands)	2010	2009
Net loss	$(3,656)	$(7,381)
Income tax provision	4,318	3,424
Interest expense, net	12,020	16,425
Depreciation and amortization	10,222	10,851

EBITDA	22,904	23,319
Change in fair value of interest rate swaps (A)	—	(859)
Operational restructuring expenses	1,199	87
Inventory write-offs under restructuring programs	—	104
Non-cash compensation and related expenses (B)	2,068	778
Financial restructuring costs (D)	799	—
Non-cash impairment charges (F)	2,123	1,667

Adjusted EBITDA	$29,093	$25,096

	Nine Months Ended September 30,
	2010	2009
Net loss	$(73,824)	$(15,228)
Income tax provision	11,504	10,013
Interest expense, net	44,529	47,952
Depreciation and amortization	30,763	30,769

EBITDA	12,972	73,506
Change in fair value of interest rate swaps (A)	—	(1,654)
Operational restructuring expenses	4,562	1,227
Inventory write-offs under restructuring programs	—	349
Non-cash compensation and related expenses (B)	5,498	1,824
Non-cash change in accounting method (C)	(1,400)	—
Financial restructuring costs (D)	25,613	—
Non-cash impairment charges (F)	2,871	1,667
Write-off of deferred financing cost as “reorganization item” (E)	14,283	—
Expenses incurred in connection with indebtedness or refinancing transaction	14,400	—

Adjusted EBITDA	$78,799	$76,919

(A)	The changes in the fair value of interest rate swaps is not an adjustment under the definition of Adjusted EBITDA in the Amended and Restated Credit Facility to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the three and nine months ended September 30, 2009, such items were added back to (deducted from) EBITDA based upon the terms of the pre-petition credit facility. Had the amended definition been in place for all periods presented, Adjusted EBITDA for the three and nine months ended September 30, 2009 would have increased by $859 and $1,654, respectively.
(B)	The nine months ended September 30, 2010 include an add-back of $539 to EBITDA to arrive at Adjusted EBITDA related to shares of common stock that were sold to Mr. Light on January 5, 2010 for this amount in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Had the amended definition been in place for all periods presented, the three and nine months ended September 30, 2009 each would have been impacted by an add back of $0 and $94, respectively.
(C)	Changes in non-cash items related to a change in or adoption of accounting policies, as defined in the Amended and Restated Credit Facility, are added back to (deducted from) EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the three and nine months ended September 30, 2009, such items were not added back to EBITDA based upon the terms of the pre-petition credit facility. Had the amended definition been in place for all periods presented, there would have been no impact to Adjusted EBITDA for the three and nine months ended September 30, 2009 as there were no charges or credits recorded during those periods pertaining to changes in or adoption of accounting policies.

(D)	Financial restructuring costs that have been expensed to the statement of operations are added back to EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the three and nine months ended September 30, 2009, such items were not added back to EBITDA based upon the terms of the pre-petition credit facility. Had the amended definition been in place for all periods presented, the three and nine months ended September 30, 2009 would have been impacted by an add-back of $1,961 and $2,235, respectively.
(E)	The write-off of deferred financing costs included in reorganization items in the statement of operations is added back to EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. As of March 31, 2010, we were required to record such costs in “reorganization items” as per ASC Topic 852, Reorganizations, as a result of our filing voluntary petitions for relief under chapter 11 on March 30, 2010. Prior to March 31, 2010, any write-offs of deferred financing costs were charged to interest expense and accordingly added back in the “interest expense, net” line item of the Adjusted EBITDA reconciliation above. Accordingly the amended definition has no impact on total Adjusted EBITDA for the three or nine months ended September 30, 2009 because under both definitions the write-off of deferred financing costs was allowed as an add-back.
(F)	In accordance with the definition of Adjusted EBITDA in the Amended and Restated Credit Facility, non-cash impairment charges resulting from application of Topic 350 and ASC Topic 360, Property, Plant, and Equipment, have been added back to Adjusted EBITDA.